Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
NexCen Brands, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-91369, 333-52220, 333-128062, 333-52222, 333-139078) on Form S-8 and (No. 333-137365) on Form S-3 of NexCen Brands, Inc. (formerly Aether Holdings, Inc.) of our report dated March 16, 2007 with respect to the consolidated balance sheets of NexCen Brands, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and our report dated March 16, 2007 with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form 10-K/A of NexCen Brands, Inc.

/s/ KPMG LLP

Baltimore, Maryland
April 27, 2007